Exhibit 5.2

Pregis Corporation

1900 West Field Court

Lake Forest, IL 60045

November 9, 2006

Pregis Corporation

1900 West Field Court

Lake Forest, IL 60045

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Pregis Corporation, a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on December 15, 2005 by the Company (the “Registration Statement”) and each of the guarantors listed on Schedule A hereto (the “Guarantors”), including Hexacomb Corporation, an Illinois corporation (“Hexacomb”), in connection with the Company’s offer to exchange (1) up to €100,000,000 in aggregate principal amount of its new Second Priority Senior Secured Floating Rate Notes due 2013 (the “Senior Secured Floating Rate Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its Second Priority Senior Secured Floating Rate Notes due 2013 (the “Outstanding Senior Secured Floating Rate Notes”) and (2) up to $150,000,000 in aggregate principal amount of its new 12 3/8% Senior Subordinated Notes due 2013 (the “Senior Subordinated Exchange Notes”) (together with the Senior Secured Floating Rate Exchange Notes, the “Exchange Notes”), which are being registered under the Securities Act, for a like principal amount of its 12 3/8% Senior Subordinated Notes due 2013 (the “Outstanding Senior Subordinated Notes”) (together with the Outstanding Senior Secured Floating Rate Notes, the “Outstanding Notes”; and together with the Outstanding Senior Secured Floating Rate Notes and the Exchange Notes, the “Notes”). Pursuant to the Indentures (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees”, respectively). All capitalized terms used herein that are defined in, or by reference in, the Indentures have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Hexacomb, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of Hexacomb and others, as I have deemed necessary or appropriate for the purposes of this opinion. I have examined, among other documents, the following:

(a)	The Articles of Incorporation of Hexacomb, as amended to date;

(b)	The By-Laws of Hexacomb, as currently in effect;

(c)	Certified copies of certain resolutions of the Board of Directors of Hexacomb relating to the issuance of the Exchange Note Guarantees by Hexacomb and related matters;

(d)	Indenture, dated October 12, 2005, among the Company, the Guarantors, The Bank of New York, as trustee and collateral agent (the “Trustee”), the Trustee, as registrar and paying agent, and RSM Robson Rhodes LLP, as Irish paying agent, with respect to the Second Priority Senior Secured Floating Rate Notes due 2013;

(e)	Indenture, dated October 12, 2005, among the Company, the Guarantors, and the Trustee, as trustee, with respect to the 12 3/8% Senior Subordinated Notes due 2013;

(f)	the Notes; and

(g)	the Notations of Guarantee.

The documents referred to in items (a) through (g) above are collectively referred to as the “Documents.”

In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of Hexacomb and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that

1.	Hexacomb is validly existing as a corporation in good standing under the laws of the State of Illinois;

2.	Hexacomb has the corporate power and authority to execute and deliver the Exchange Note Guarantees and perform its obligations thereunder; and

3.	The Exchange Note Guarantees by Hexacomb have been duly authorized by Hexacomb and, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Outstanding Notes, will be duly executed and delivered by Hexacomb.

The opinions set forth above are subject to the following qualifications:

(A) I have assumed that consideration that is fair and sufficient to support the Exchange Note Guarantees of Hexacomb under the Indentures has been, and would be deemed by a court of competent jurisdiction to have been, duly received by Hexacomb.

I am qualified to practice law in the State of Illinois. The opinions expressed herein are limited to the laws of the State of Illinois and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the opinions expressly stated herein. The opinions expressed herein are given only as of the date of effectiveness of the Registration Statement, and I undertake no responsibility to update or supplement this opinion letter after that date for any reason.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Steven C. Huston
Steven C. Huston, Esq.
Vice President, General Counsel and Secretary

cc:	Michael A. Levitt, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

SCHEDULE A

Pregis Holding II Corporation, a Delaware corporation

Pregis Management Corporation, a Delaware corporation

Pregis Innovative Packaging Inc., a Delaware corporation

Hexacomb Corporation, an Illinois corporation